Exhibit 4.11

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is entered into on the ______day of March 1, 2022 (the “Signing Date”) in Beijing, People’s Republic of China (“China”), by and between

Party A: Beijing RYB Technology Development Co., Ltd.

Legal representative: SHI Yanlai

Address: Suite 268, No. 1 Building, No. 8 Hangfeng Road, Science City, Fengtai, District, Beijing

Party B: Beijing RYB Children Education Technology Development Co., Ltd.

Legal representative: HAN Yuzheng

Address: F1-1, 4/F., No. 29 Building, Zone 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Party C: See Appendix 1 hereto for a detailed list

The parties to this Agreement are collectively referred to as the “Parties” and mutually referred to as a “Party”.

WHEREAS

A.the following agreements (hereinafter collectively referred to as the “Contractual Arrangement Documents”) have been entered into between the Parties, including.

a)	the Amended and Restated Exclusive Consulting and Services Agreement dated 4 November 2015 (the “Exclusive Consulting and Services Agreement”);
b)

the Amended and Restated Business Operation Agreement dated 4 November 2015 (the “Business Operation Agreement”) as well as the Power of Attorney respectively issued by Party C members to Party A as Annex I to the Business Operation Agreement (See Appendix II hereto for the list);

c)	the Amended and Restated Equity Disposal Agreement dated 4 November 2015 (the “Equity Disposal Agreement”);
d)	the Equity Pledge Agreement dated 4 November 2015, signed by Party A, Party B and Party C (See Appendix III for the list); and
e)

the Confirmation Letter issued by each Party C member (other than JIANG Jianchuan) and the Spouse’s Commitment Letter issued by each Party C member’s spouse (if any) respectively in June 2017. (See Appendix V for the detailed list).

B.The Parties intend to terminate all of the above contractual arrangement documents in accordance with the terms and conditions hereof.

On the basis of the foregoing and after friendly discussion, the Parties have now reached an agreement as follows.

ARTICLE I TERMINATION OF CONTRACTUAL ARRANGEMENT DOCUMENTS

1.1April 30, 2022 shall be referred to herein as the “Contractual Arrangement Termination Date”. The Parties have discussed and agreed that, unless otherwise agreed herein, all Contractual Arrangement Documents shall be released and terminated in full on the Contractual Arrangement Termination Date.

1.2The Parties have agreed to terminate the Exclusive Consultancy and Services Agreement on the Contractual Arrangement Termination Date. The rights and obligations under the said Exclusive Consultancy and Services Agreement shall cease on the Contractual Arrangement Termination Date. Each party shall no longer enjoy any rights under the Exclusive Consultancy and Services Agreement or have any duties or obligations under the Exclusive Consultancy and Services Agreement.

1.3The Parties have agreed to terminate, on the Contractual Arrangement Termination Date, the Business Operation Agreement and the Power of Attorney respectively issued by Party C members to Party A as Annex I to the Business Operation Agreement (See Appendix II hereto for the list). With effect from the Contractual Arrangement Termination Date, the rights and obligations under the above Business Operation Agreement and the Power of Attorney shall cease accordingly; each party shall no longer enjoy any rights under the Business Operation Agreement and the Power of Attorney, or have any duties or obligations under the Business Operation Agreement and the Power of Attorney.

1.4The Parties have agreed to terminate the Equity Disposal Agreement on the Contractual Arrangement Termination Date. With effect from the Contractual Arrangement Termination Date, the rights and obligations under the Equity Disposal Agreement shall cease according; each party shall no longer enjoy any rights under the Equity Disposal Agreement or have any duties or obligations under the Equity Disposal Agreement.

1.5The Parties have agreed that the Equity Pledge Agreement signed by Party A, Party B and Party C respectively shall be terminated with effect from the Contractual Arrangement Termination Date (See Appendix III for the list); the Parties shall immediately cooperate with Party C in taking all necessary measures to register the cancellation of the Equity Pledge under the said Equity Pledge Agreement, including but not limited to signing a written document and agreeing to the release and cancellation of the equity pledge (See Appendix IV for the template of Equity Pledge Release Agreement), and do everything possible to complete the process within 7 days after the Contractual Arrangement Termination Date.

1.6The Parties have agreed that, with effect from the Contractual Arrangement Termination Date, the Confirmation Letter issued by each Party C member (other than JIANG Jianchuan) and the Spouse’s Commitment Letter issued by each Party C member’s spouse (if any) respectively (See Appendix V for the detailed list) shall be terminated. Party C and/or any Party C member’s spouse shall no longer enjoy any rights under the Confirmation Letter or the Spouse’s Commitment Letter or have any duties or obligations under the under the Confirmation Letter or the Spouse’s Commitment Letter.

1.7The Parties have confirmed that with effect from the Contractual Arrangement Termination Date, Party C shall hold the Equity Interests of Party B and enjoy all shareholders’ rights under the Equity Pledge Agreement in full, free from defects and encumbrances in accordance with the relevant laws and Party B’s Articles of Association, except for the equity pledged under the Equity Pledge Agreement which have been registered according to the Equity Pledge Agreement yet the registration cancellation has not completed hereunder.

1.8The Parties have confirmed that, between the Parties, there is no any other agreements or documents that create or may create a controlling relationship or similar binding on Party B other than all of the contractual arrangement documents set out herein. In the case that such an agreement or document exists, the Parties have agreed unconditionally that, with effect from the Contractual Arrangement Termination Date, such agreement or document shall be terminated automatically and all Parties shall give up or waive any of their rights or obligations under such agreement or document.

ARTICLE II TERMINATION COMPENSATION

2.1In consideration of the fact that after the termination of the Contractual Arrangement Document, Party A will no longer be able to continue conducting business with Party B on an ongoing basis and derive revenue therefrom, the Parties have agreed that, as compensation payable to Party A in respect of the termination of the entire Contractual Arrangement Document, Party B will pay to Party A a total termination compensation of RMB139,475,000 in cash to Party A’s designated bank account (hereinafter referred to as the “Termination Compensation”). The arrangements for the payment of the Termination Compensation are as follows.

2.1.1On or before 30 April 2023, Party B shall credit RMB50,211,000 to the bank account designated by Party A.

2.1.2On or before 30 April 2024, Party B shall credit RMB44,632,000 to Party A’s designated bank account.

2.1.3On or before 30 April 2025, Party B shall credit RMB44,632,000 to Party A’s designated bank account.

2.2The Parties confirms that in the event of Party B failing to perform its obligation to pay the Termination Compensation on time and in full in accordance with Article 2.1 hereof, Party B shall pay to Party A the late payment liquidated damages calculated at the rate of three ten thousandths of the unpaid amount of the Termination Compensation payable by Party B to Party A for each day of overdue payment.

2.3The Parties confirm that, in order to ensure the fulfillment of Party A’s claim under Article 2.1 hereof, Beijing Beiyao Technology Development Co., Ltd. (hereinafter referred to as “Beiyao Technology”) has agreed to provide joint and several guarantee for Party B’s obligation of paying the Termination Compensation under Article II hereof. Party A shall enter into a separate guarantee contract with Beiyao Technology.

2.4The Parties confirm that, after the Contractual Arrangement Termination Date, no party shall propose any recourse, recovery or claim against any other party based on the content or terms of the terminated Contractual Arrangement Documents, or based on the execution, performance and termination of the said documents, other than the Termination Compensation payable by Party B to Party A in accordance with Article II hereof.

ARTICLE III PRESENTATIONS AND WARRANTIES

On the signing date hereof, each party makes representations and warranties to the other Parties as follows.

3.1the Party is entitled to sign this Agreement, exercise its rights and perform and comply with its obligations hereunder; the person signing this Agreement on behalf of the Party is a duly authorized legal and valid representative of the Party; and the Party has completed all internal decision-making, deliberation or authorization procedures required to sign this Agreement.

3.2the execution and performance hereof has not violated and will not violate

3.2.1any law, regulation or regulatory document or the requirements of any governmental authority, judicial body or other regulatory body with which the Party is required to comply;

3.2.2the Party’s Articles of Association any other organizational documents of the Party (if applicable);

3.2.3any contract, agreement or similar legal document to which the Party is legally bound.

3.3This Agreement, upon signing, shall constitute a legal and valid binding and binding obligation on such Party and shall be enforceable against it in accordance with the terms and conditions hereof.

ARTICLE IV DEFAULT

4.1A breach of, or failure to perform, any of the representations, warranties, obligations or liabilities of any party hereto shall constitute a default hereof.

4.2In the event that one Party is in default, any Observant Party may issue a notice to the Defaulting Party stating the event of default and requiring the Defaulting Party to correct the default immediately within a reasonable period of time as required by the Observant Party or to take remedy measures to the satisfaction of the Observant Party. Furthermore, any Observant Party shall be entitled to claim full compensation for all losses, damages and costs and expenses incurred by the Defaulting Party in connection with any proceedings, claims, etc.

ARTICLE V ENTRY INTO FORCE AND TERMINATION

5.1This Agreement shall enter into force upon the date of signature as set out at the beginning of the text.

5.2This Agreement may be terminated under any of the following circumstances.

5.2.1The Parties agree in writing to terminate this Agreement after friendly discussion.

5.2.2In the event that one Party is in default of its obligations hereunder, after an Observant Party has given written notice to the Defaulting Party requiring rectification or remedy in accordance with this Agreement, the Defaulting Party does not rectify the default or take remedial measures to the satisfaction of the Observant Party within a reasonable period of time as required by the Observant Party, the Observant Party shall have the right to terminate this Agreement unilaterally.

5.2.3Any party shall have to right to terminate this Agreement unilaterally in the event that continued performance hereof is rendered impossible due to any change or amendment to laws or regulations.

5.2.4Any party shall have to right to terminate this Agreement unilaterally in the event of impossibility of performing this Agreement due to a force majeure event that lasts for more than six (6) months.

In the case that the parties terminate this Agreement by consensus in accordance with Article 5.2.1 above, this Agreement shall be terminated on the date of the written document duly signed by the Parties agreeing on the termination; if any Party terminates this Agreement in accordance with Articles 5.2.2, 5.2.3 or 5.2.4 above, this Agreement shall be terminated on the date when the Party entitled to terminate issues written notice to the other parties of its decision on terminating this Agreement.

ARTICLE VI MISCELLANEOUS

This Agreement shall be governed by the laws of China, and such laws shall also be applicable to the establishment, validity, interpretation and performance of the Agreement as well as the resolution of dispute arising therefrom.

6.1In the event of a dispute between the Parties concerning the interpretation or performance hereof, the Parties shall first endeavour to resolve the dispute by friendly discussion and negotiation. If such discussion and negotiation fails, any dispute or claim arising from this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the then effective rules of the Commission. The language of arbitration shall be Chinese. The arbitration rules shall be deemed to be part of this Article and the arbitral award shall be final and binding upon all the parties.

6.2Any amendment to this Agreement shall be made in writing by the Parties hereto and signed by each Party before it enters into force.

6.3Where any provision hereof or its application becomes or is declared illegal, invalid or unenforceable, all the other provisions hereof Agreement shall continue to be in full force and effect. The parties shall further agree that the will replace such invalid or unenforceable provision with a legal and enforceable one and that such replacement provision shall, to the extent possible, achieve the economic, commercial or other purposes of which that invalid or unenforceable provision was meant for.

6.4None of the Parties shall be deemed to have waived any provision hereof unless such waiver is made in writing by a Party. Any Party’s not exercising any of its rights hereunder shall not be deemed to be a waiver of any such rights or a waiver of the future exercise of any such rights.

6.5This Agreement is made and entered into in the Chinese language.

(End of text)

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement on the date set out on the front page hereof.

Party A: Beijing RYB Technology Development Co., Ltd. (Seal)

Legal representative (Signature): /s/ SHI Yanlai

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement on the date set out on the front page hereof.

Party B: Beijing RYB Children Education Technology Development Co., Ltd. (Seal)

Legal representative (Signature): /s/ HAN Yuzheng

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement on the date set out on the front page hereof.

Party C:

/s/ ZHOU Haiying

/s/ CAO Chimin

/s/ SHI Yanlai

/s/ HU Wen

/s/ HAN Xia

/s/ YANG Meng

/s/ ZHONG Manwei

/s/ MA Ling

/s/ JIANG Jianchuan

/s/ YUAN Junzhi

/s/ LI Shixin

/s/ LIN Yuhua

/s/ GAO Shouyan

/s/ TANG Ning

/s/ HAN Yuzheng

/s/ SI Yujiu

/s/ SHI Xiaodan

/s/ CAO Hongmei

/s/ CHEN Yongchun

/s/ LI Yunjie

/s/ ZHANG Yunli

/s/ CAO Anya

/s/ XUE Chunman

/s/ YAO Lan

/s/ SUN Yanbing

/s/ ZHANG Miao

/s/ CAI Weijuan

/s/ CAO Anyu

/s/ JIA Chunhong